PRESS RELEASE

Clorox Reports Q3 Fiscal Year 2021 Results, Updates Fiscal Year Outlook

OAKLAND, Calif., April 30, 2021 — In its fiscal third quarter ending March 31, 2021, The Clorox Company (NYSE: CLX) reported flat sales and diluted net loss per share (diluted EPS) of 49 cents, a 126% decrease compared to the year-ago quarter.

GAAP earnings per share reflect a pre-tax noncash impairment charge of $329 million (or $2.11 diluted EPS). The impairment charge is the result of an adjustment to the carrying values of goodwill, trademarks and other assets in the Better Health Vitamins, Minerals and Supplements (VMS) business. On an adjusted basis, Clorox delivered diluted net earnings per share (adjusted EPS1) of $1.62, a 14% decrease versus the year-ago quarter.

“As expected, we delivered flat sales in the third quarter compared to 15% growth in the year-ago quarter. What’s important is that we’re on track to deliver our best full-year top-line growth in more than 20 years,” said CEO Linda Rendle. “Looking ahead, our portfolio continues to play a meaningful role in addressing consumer megatrends that have accelerated in the last 12 months, positioning us well to fulfill our ambition to accelerate long-term, profitable growth.”

Added Rendle: “Inspired by our purpose and supported by our IGNITE strategy, we look forward to serving more people around the world.”

This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

Fiscal Third-Quarter Results

Following is a summary of key third-quarter results. All comparisons are with the third quarter of fiscal year 2020, unless otherwise stated.

●	Flat sales (1% organic sales decrease1)
●	49-cent diluted net loss per share (126% decrease versus year-ago quarter)
●	$1.62 adjusted EPS (14% decrease versus year-ago quarter)

In the third quarter, sales were flat, with lower shipments offset by favorable price mix and 1 point of benefit from the July 2020 acquisition of a majority share in the company’s joint venture in Saudi Arabia. Organic sales were down 1%.

The company’s third-quarter gross margin decreased by 320 basis points to 43.5% from 46.7% in the year-ago quarter. The decrease in gross margin — the first contraction in 10 quarters — is the result of higher manufacturing and logistics costs along with increased commodity costs, partially offset by lower trade promotion spending and the benefit of cost savings initiatives.

Clorox had a diluted net loss per share of 49 cents, compared to $1.89 diluted EPS in the year-ago quarter, representing a 126% decrease. Diluted EPS results primarily reflect the noncash impairment charge for the VMS business. Excluding the impairment charge, the company delivered adjusted EPS of $1.62 — a 14% decrease — driven by lower gross margins and higher advertising investments, which were partially offset by lower selling and administrative costs.

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1 Indicates a non-GAAP financial measure. See "Non-GAAP Financial Information" at the end of this press release, including the reconciliations to the most comparable GAAP measure.

Year-to-date net cash provided by operations was $893 million, compared to $806 million in the year-ago period — an increase of 11%.

Key Segment Results

Following is a summary of key third-quarter results by reportable segment. All comparisons are with the third quarter of fiscal year 2020, unless otherwise stated. Prior periods presented have been recast to reflect the reportable segment changes effective in the fourth quarter of fiscal year 2020.

Health and Wellness (Cleaning; Professional Products; Vitamins, Minerals and Supplements)

●	8% sales decrease
●	187% pretax earnings decrease (30% decrease excluding impact of noncash impairment1)

Sales decreased in two of three businesses within the segment. The decrease was mainly due to lower shipments of cleaning and disinfecting products in both the retail and professional channels in comparison to unprecedented growth in the year-ago period as well as supply constraints for some key products. Pretax earnings were down primarily from the noncash impairment to the VMS business, higher manufacturing and logistics costs, and lower sales.

Household (Bags and Wraps, Grilling, Cat Litter)

●	6% sales increase
●	15% pretax earnings decrease

Sales were up in all three businesses, driven primarily by double-digit growth in Grilling from increased consumption due to higher consumer demand. Pretax earnings decreased due to higher manufacturing and logistics costs, increased commodity costs and higher advertising investments, which were partially offset by higher sales.

Lifestyle (Food, Water Filtration, Natural Personal Care)

●	Flat sales
●	15% pretax earnings decrease

Segment sales were flat, fueled by strong shipments and consumption in the Food business, which benefited from higher at-home meal occasions. This growth was offset by lower shipments in Water Filtration, which lapped the initial stockpiling at the onset of COVID-19, and in Natural Personal Care, due to the ongoing impact from mobility restrictions affecting in-store traffic. Pretax earnings decreased, primarily due to higher manufacturing and logistics costs.

International (Sales Outside the U.S.)

●	9% sales increase (4% organic sales increase)
●	17% pretax earnings decrease

Segment sales increased, reflecting about 7 points of benefit from the Saudi joint venture acquisition and favorable price mix. These factors were partially offset by 2 points of unfavorable foreign currency exchange rates. Organic sales grew 4%, reflecting growth in nearly all geographic regions. Pretax earnings decreased primarily due to higher manufacturing and logistics costs, unfavorable foreign currency exchange rates and higher commodity costs, which were partially offset by higher sales.

Clorox Updates Fiscal Year 2021 Outlook

●	10% to 13% sales growth (10% to 13% organic sales growth)
●	$5.94 to $6.14 diluted EPS range (19% to 16% decrease versus year ago)
●	$7.45 to $7.65 adjusted EPS range (1% to 4% increase versus year ago)
Excludes the $2.11 loss from the noncash impairment related to the VMS business and the 60-cent one-time noncash gain from the Saudi JV acquisition valuation remeasurement.[2]
●	Gross margin down

Clorox’s fiscal year sales are still expected to grow between 10% and 13%, reflecting strong front-half sales results as well as the expectation of moderating demand over the balance of the fiscal year. Fiscal year sales continue to assume about 1 point of contribution from the Saudi joint venture acquisition, offset by 1 point from unfavorable foreign exchange rates. Fiscal year organic sales continue to assume a 10% to 13% growth range.

Gross margin is now expected to be down, primarily reflecting higher commodity and manufacturing and logistics costs.

Fiscal year selling and administrative expenses are now expected to be below 14% of sales as a result of lower incentive compensation costs due to the third-quarter noncash impairment on the VMS business.

Advertising and sales promotion spending is still anticipated to be about 11% of sales, based on an ongoing assumption to spend 12% in the back half of the fiscal year. This level of spending is going toward brand investments in support of the company’s robust pipeline of innovation and continued consumer engagement, both in and out of the home, to continue to drive superior consumer value.

The company’s effective tax rate is still expected to be in the range of 21% to 22%, both on a reported and adjusted basis.1

Net of all these factors, Clorox now anticipates fiscal year 2021 diluted EPS to decrease between 19% and 16%, or $5.94 to $6.14, and adjusted EPS to increase between 1% and 4%, or $7.45 to $7.65, compared to the prior year. Diluted EPS includes the impact of the two noncash items, and both diluted EPS and adjusted EPS reflect assumptions for strong fiscal year sales performance, partially offset by an increasingly elevated cost environment.

“Excluding the two noncash items, I'm pleased that our sales and adjusted EPS outlook remain on track, especially given the dynamic operating environment,” said Chief Financial Officer Kevin Jacobsen. “Importantly, we expect to deliver another year of strong results for our shareholders. Guided by our IGNITE strategy, we’re continuing to invest in new growth opportunities where we have a right to win. And we’re keeping our sights set on our broader ambition of accelerating profitable growth to generate long-term value creation for our shareholders.”

For More Detailed Financial Information

Visit the company’s Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com for the following:

●	Supplemental unaudited volume and sales growth information
●	Supplemental unaudited gross margin driver information
●	Supplemental unaudited cash flow information and free cash flow reconciliation
●	Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT)

Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate. Supplemental materials are available in the Financial Information: Quarterly Results section of the company’s website at TheCloroxCompany.com.

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2 The Saudi JV EPS adjustment of 60 cents to the full year non-GAAP adjusted EPS outlook includes items that are one-time in nature, primarily the noncash gain from the remeasurement of the company's previously held investment in the Saudi JV. From a GAAP EPS standpoint, the incremental impact of the Saudi JV acquisition remains a gain of 45 to 50 cents per share to the full-year outlook. The primary driver in reconciling the non-GAAP adjustment to the GAAP EPS incremental impact for the Saudi JV acquisition is the ongoing intangible amortization expense.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with about 8,800 employees worldwide and fiscal year 2020 sales of $6.7 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid-Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags and wraps; Kingsford® grilling products; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; and RenewLife®, Rainbow Light®, Natural Vitality Calm™, NeoCell® and Stop Aging Now® vitamins, minerals and supplements. The company also markets industry-leading products and technologies for professional customers, including those sold under the CloroxPro™ and Clorox Healthcare® brand names. More than 80% of the company’s sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact and the Ellen MacArthur Foundation’s New Plastics Economy Global Commitment. The company has been broadly recognized for its corporate responsibility efforts, listed No. 1 on the 2020 Axios Harris Poll 100 reputation rankings and included on the Barron’s 2021 100 Most Sustainable Companies list, 2021 Bloomberg Gender-Equality Index and the Human Rights Campaign’s 2021 Corporate Equality Index, among others. In support of its communities, The Clorox Company and its foundations contributed more than $25 million in combined cash grants, product donations and cause marketing in fiscal year 2020. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of governments, consumers, customers, suppliers, employees and the company, on the company’s business, operations, employees, financial condition and results of operations, and any such forward-looking statements, whether concerning the COVID-19 pandemic or otherwise, involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings attributable to the company, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “predicts,” and variations on such words, and similar expressions that reflect the company’s current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations, or could affect the company’s ability to achieve its strategic goals, are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as updated from time to time in the company’s Securities and Exchange Commission filings. These factors include, but are not limited to, the uncertainties relating to the continued impact of COVID-19 on the company’s business, operations, employees, financial condition and results of operations as well as: intense competition in the company’s markets; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the impact of COVID-19 on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company’s products, including any significant disruption to such systems; long-term changes in consumer preference or demand for the company’s products as a result of any shortages or lack of availability of any products in the near-term; risks related to supply chain issues and product shortages as a result of reliance on a limited base of suppliers and the significant increase in demand for disinfecting and other products due to the COVID-19 pandemic; dependence on key customers and risks related to customer consolidation and ordering patterns; risks related to the company’s use of and reliance on information technology systems, including potential security breaches, cyber-attacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, or service interruptions, especially at a time when a large number of the company’s employees are working remotely and accessing its technology infrastructure remotely; risks relating to acquisitions, including the recent acquisition of the majority interest in the company’s Saudi joint venture, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks, and goodwill, in particular the impairment charges relating to the carrying value of the company’s Vitamins, Minerals and Supplements business; unfavorable worldwide, regional and local economic and financial market conditions, including as a result of fear of exposure to or actual impacts of a widespread disease outbreak, such as COVID-19; the company’s ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and regulations; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs; risks related to international operations and international trade, including foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls, including periodic changes in such controls; changes in U.S. immigration or trade policies, including the imposition of new or additional tariffs; labor claims and labor unrest; inflationary pressures, particularly in Argentina; impact of the United Kingdom’s exit from, and the related on-going negotiations with, the European Union; government-imposed price controls or other regulations; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the facilities of the company and its suppliers being subject to disruption by events beyond the company’s control, including work stoppages, cyber-attacks, natural disasters, disease outbreaks or pandemics, such as COVID-19, and terrorism; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the ability of the company to implement and generate cost savings and efficiencies; the success of the company’s business strategies; risks related to additional increases in the estimated fair value of The Procter & Gamble Company’s interest in the Glad business; the accuracy of the company’s estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; the company’s ability to attract and retain key personnel; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; increased focus by governmental and non-governmental organizations, customers, consumers and investors on sustainability issues, including those related to climate change; the company’s ability to effectively utilize, assert and defend its intellectual property rights; any infringement or claimed infringement by the company of third-party intellectual property rights; the effect of the company’s indebtedness and credit rating on its business operations and financial results; the company’s ability to access capital markets and other funding sources, as well as continued or increased market volatility; the company’s ability to pay and declare dividends or repurchase its stock in the future; uncertainties relating to tax positions, tax disputes and any changes in tax rates and regulations on the company; the company’s ability to maintain an effective system of internal controls; the impacts of potential stockholder activism; and risks related to the company’s discontinuation of operations in Venezuela.

The company’s forward-looking statements in this press release are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

●	This press release contains non-GAAP financial information related to organic sales growth/(decrease) and adjusted EPS for the third quarter of fiscal year 2021, organic sales growth, adjusted EPS and adjusted effective tax rate outlook for fiscal year 2021 and Health and Wellness segment pretax earnings decrease for the third quarter of fiscal year 2021 excluding the impact of the noncash impairment. Clorox defines organic sales growth/(decrease) as GAAP net sales growth/(decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
●	Organic sales growth outlook for fiscal year 2021 excludes the impact of unfavorable foreign currency exchange rates, which the company expects could reduce GAAP net sales growth by about 1 percentage point, and the impact of the company’s increased stake in the Saudi joint venture, which the company expects could increase GAAP net sales growth by about 1 percentage point.
●	Management believes that the presentation of organic sales growth/(decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company’s estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth/(decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
●	Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual.
●	Adjusted effective tax rate is defined as the effective tax rate that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual.
●	Both adjusted EPS and adjusted effective tax rate are supplemental information that management uses to help evaluate the company’s historical and prospective financial performance. Management believes that by adjusting for certain nonrecurring or unusual items, such as significant losses/(gains) related to acquisitions and impairment charges, investors and management are able to gain additional insight into the company’s underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted effective tax rate may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
●	Excluding the noncash impairment charges recorded totaling $329, the pretax earnings decline of the Health and Wellness segment for the third quarter of fiscal year 2021 was 30%, which reflects a deduction for such impairment charges of 157% from the 187% GAAP pretax earnings decline of the Health and Wellness segment for the third quarter of fiscal year 2021. The percentage changes are versus the year-ago period. Management believes that the presentation of pretax earnings decline of the Health and Wellness segment excluding the impairment charges is useful to investors to assess operating performance on a consistent basis by removing the impact of impairment charges that management believes do not directly reflect the performance of the Health and Wellness segment’s underlying operations.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three Months Ended March 31, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	(8)%	6%	—%	9%	—%
Add: Foreign Exchange	—	—	—	2	—
Add/(Subtract): Divestitures/Acquisitions	—	—	—	(7)	(1)
Organic sales growth / (decrease) (non-GAAP)	(8)%	6%	—%	4%	(1)%

	Nine Months Ended March 31, 2021
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total
Net sales growth / (decrease) (GAAP)	19%	20%	8%	17%	17%
Add: Foreign Exchange	—	—	—	4	—
Add/(Subtract): Divestitures/Acquisitions	—	—	—	(8)	(1)
Organic sales growth / (decrease) (non-GAAP)	19%	20%	8%	13%	16%

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure, and adjusted effective tax rate (non-GAAP) to effective tax rate, the most comparable GAAP measure:

(Dollars in millions except per share data; shares in thousands)

	Diluted Earnings (Losses) Per Share			Effective Tax Rate
	Three Months Ended			Three Months Ended
	3/31/2021	3/31/2020	% Change	3/31/2021	3/31/2020
As reported (GAAP)	$(0.49)	$1.89	-126%	-1.4%	18.9%
VMS impairment (a, b)	2.11	-		24.6%	-
As adjusted (Non-GAAP)	$1.62	$1.89	-14%	23.2%	18.9%

		Full Year 2021 Outlook (Estimated Range)
		Diluted Earnings Per Share (d)		Effective Tax Rate
		Low	High	Low	High
As estimated (GAAP)		$5.94	$6.14	21%	22%
Saudi JV acquisition gain (c)		(0.60)	(0.60)	-1%	-1%
VMS impairment (a)		2.11	2.11	1%	1%
As adjusted (Non-GAAP)		$7.45	$7.65	21%	22%

(a) During the quarter ended March 31, 2021, noncash impairment charges of goodwill, trademarks and other assets were recorded of $329 ($267 after tax).

(b) Includes the dilution impact of the difference between the diluted weighted-average shares used in calculating the diluted (losses) per share, as reported to the diluted weighted-average shares used in calculating the non-GAAP diluted earnings per share, as adjusted (127,108 shares).

(c) On July 9, 2020, the company increased its investment in each of the two entities comprising its joint venture in the Kingdom of Saudi Arabia (Saudi joint venture). As a result of this transaction, a noncash nonrecurring net gain was recognized of $82 ($76 after tax) in Other (income) expense, net in the quarter ended September 30, 2020, primarily due to the remeasurement of the carrying value of the company’s previously held equity investment to fair value.

(d) The estimated range for GAAP diluted EPS for FY21 outlook is $5.94 to $6.14, which represents a 19% to 16% decrease from FY20 diluted EPS of $7.36. Excluding the noncash impairment charge to the VMS business and the noncash gain from the Saudi JV acquisition valuation remeasurement, the estimated range for non-GAAP adjusted EPS for FY21 outlook is $7.45 to $7.65, representing a 1% to 4% increase from FY20 diluted EPS of $7.36.

Media Relations
Naomi Greer, naomi.greer@clorox.com
Aileen Zerrudo, aileen.zerrudo@clorox.com

Investor Relations
Lisah Burhan, lisah.burhan@clorox.com
Scott Saul, scott.saul@clorox.com

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share data

	Three Months Ended		Nine Months Ended
	3/31/2021	3/31/2020	3/31/2021	3/31/2020
Net sales	$1,781	$1,783	$5,539	$4,738
Cost of products sold	1,007	951	3,008	2,604
Gross profit	774	832	2,531	2,134

Selling and administrative expenses	237	269	744	690
Advertising costs	200	184	566	461
Research and development costs	32	39	104	103
Goodwill, trademark and other asset impairments	329	-	329	-
Interest expense	25	24	74	74
Other (income) expense, net	10	19	(85)	16
Earnings (losses) before income taxes	(59)	297	799	790
Income taxes	-	56	180	161
Net earnings (losses)	(59)	241	619	629
Less: Net earnings attributable to noncontrolling interests	2	-	6	-
Net earnings (losses) attributable to Clorox	$(61)	$241	$613	$629

Net earnings (losses) per share attributable to Clorox
Basic net earnings (losses) per share	$(0.49)	$1.92	$4.86	$5.01
Diluted net earnings (losses) per share	$(0.49)	$1.89	$4.78	$4.94

Weighted average shares outstanding (in thousands)
Basic	125,610	125,661	126,057	125,641
Diluted	125,610	127,328	128,030	127,236

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Earnings (losses) before income taxes
	Three Months Ended			Three Months Ended
	3/31/2021	3/31/2020	% Change(1)	3/31/2021	3/31/2020	% Change(1)
Health and Wellness (2)	$680	$736	-8%	$(183)	$210	-187%
Household	510	480	6%	97	114	-15%
Lifestyle	293	294	-	68	80	-15%
International	298	273	9%	30	36	-17%
Corporate	-	-	-	(71)	(143)	-50%
Total	$1,781	$1,783	-	$(59)	$297	-120%

	Net sales			Earnings (losses) before income taxes
	Nine Months Ended			Nine Months Ended
	3/31/2021	3/31/2020	% Change(1)	3/31/2021	3/31/2020	% Change(1)
Health and Wellness (2)	$2,310	$1,944	19%	$315	$514	-39%
Household	1,421	1,183	20%	266	190	40%
Lifestyle	928	856	8%	259	242	7%
International	880	755	17%	184	106	74%
Corporate	-	-	-	(225)	(262)	-14%
Total	$5,539	$4,738	17%	$799	$790	1%

(1) Percentages based on rounded numbers.

(2) The earnings (losses) before income taxes for the Health and Wellness segment includes $329 non-cash impairment charges for the Vitamins, Minerals and Supplements strategic business unit for the three and nine months ended March 31, 2021.

Condensed Consolidated Balance Sheets
Dollars in millions

	3/31/2021	6/30/2020	3/31/2020
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$492	$871	$496
Receivables, net	643	648	726
Inventories, net	688	454	457
Prepaid expenses and other current assets	139	47	71
Total current assets	1,962	2,020	1,750
Property, plant and equipment, net	1,251	1,103	1,047
Operating lease right-of-use assets	328	291	297
Goodwill	1,574	1,577	1,568
Trademarks, net	694	785	785
Other intangible assets, net	246	109	111
Other assets	386	328	292
Total assets	$6,441	$6,213	$5,850

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$-	$-	$638
Current maturities of long-term debt	300	-	-
Current operating lease liabilities	74	64	65
Accounts payable and accrued liabilities	1,445	1,329	1,091
Income taxes payable	-	25	-
Total current liabilities	1,819	1,418	1,794
Long-term debt	2,483	2,780	2,288
Long-term operating lease liabilities	305	278	277
Other liabilities	819	767	730
Deferred income taxes	77	62	66
Total liabilities	5,503	5,305	5,155

Stockholders’ equity
Preferred stock	-	-	-
Common stock	131	159	159
Additional paid-in capital	1,190	1,137	1,111
Retained earnings	1,086	3,567	3,398
Treasury stock	(1,111)	(3,315)	(3,317)
Accumulated other comprehensive net (loss) income	(553)	(640)	(656)
Total Clorox stockholders’ equity	743	908	695
Noncontrolling interests	195	-	-
Total stockholders’ equity	938	908	695
Total liabilities and stockholders’ equity	$6,441	$6,213	$5,850